September 17, 2020
180 Degree Capital Corp.
Mr. Kevin M. Rendino
Mr. Daniel B. Wolfe
7 N. Willow Street, Suite 4B
Montclair, NJ 07042
Re: Sonim Technologies, Inc.
Dear 180 Degree Capital Corp., Mr. Rendino and Mr. Wolfe:
        In connection with the invitations to Kevin M. Rendino (“Rendino”) and Daniel B. Wolfe (“Wolfe”) as representatives of 180 Degree Capital Corp. (“180”, and, together with Rendino and Wolfe, each a “180 Party” and collectively the “180 Parties”) to attend certain meetings (or portions thereof) of the board of directors (the “Board”) of Sonim Technologies, Inc., a Delaware corporation (the “Company”), as non-voting observers (Rendino and Wolfe, each an “Observer”), the Company is prepared to make available to the Observers certain information concerning the business, operations and affairs of the Company, including copies of materials provided to members of the Board, which the Company regards as confidential and may be subject to Regulation FD restrictions under the federal securities laws.
        1. Each Observer and 180 hereby (a) agrees to treat all information (in whatsoever form, whether oral or written, or electronic media) concerning the business, operations, assets and affairs of the Company, whether prepared by the Company, its representatives or otherwise, whether furnished on or after the date of this letter agreement and regardless of the manner in which it is furnished, including, but not limited to, information relating to the Company’s technology, software, products, services, designs, methodologies, business and strategic plans, analyses, compilations, forecasts, financial data and information, financial projections, marketing plans, customers, studies, contracts, licenses, or other business arrangements, and other non-public, proprietary or confidential information concerning the Company, which has been or will be furnished to such Observer by or on behalf of the Company or which has been or will be furnished to 180 by or on behalf of any Observer or the Company (herein collectively referred to as “Confidential Information”) in accordance with the provisions of this letter agreement, and to take or refrain from taking certain actions hereinafter set forth, and (b) acknowledges the confidential and proprietary nature of the Confidential Information; provided, that unless otherwise prohibited by the Company, an Observer shall have the right to disclose Confidential Information to 180 (and for the avoidance of doubt 180 shall be bound by the restrictions and limitations set forth herein with respect to such Confidential Information). The term “Confidential Information” shall also be deemed to include (i) all notes, records, analyses, compilations, studies, interpretations or other documents or recordings in any form of media prepared by such Observer which contain, reflect or are based upon or generated from, in whole or in part, the Confidential Information furnished to such Observer, and (ii) any information that has been made available to the Company by third parties that the Company is obligated to keep confidential. For purposes of this letter agreement, the term “Confidential Information” shall not be deemed to include information which such Observer can reasonably establish: (A) is in the public domain at the time of disclosure or becomes in the public domain through no wrongful act on the part of a 180 Party or its representatives and affiliates or other than as a results of an act or omission by a 180 Party in violation of this letter agreement, but only after it becomes so publicly known; (B) is in such 180 Party’s possession prior to receipt, in the case of an Observer, from or on behalf of the Company or, in the case of 180, from or on behalf of an Observer or the Company, or was discovered or developed by such 180 Party independently of and without reference to any Confidential Information, in each case prior to its being furnished to such 180 Party, in the case of an Observer, by or on behalf of the Company or, in the case of 180, by or on behalf of an Observer or the Company pursuant hereto and as evidenced by such 180

Party’s prior internal documentation; or (C) becomes known to such 180 Party on a non-confidential basis through disclosure by sources other than, in the case of an Observer, the Company or its representatives or, in the case of 180, an Observer, the Company or any of their respective representatives; provided that with respect to clauses (B) and (C) above, the direct or indirect source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information or otherwise prohibited from transmitting the information. Any combination of the Confidential Information shall not be deemed to be within the foregoing exceptions to the definition of Confidential Information because individual features of the Confidential Information are in the public domain.
        2. In connection with an Observer’s attendance at meetings of the Board, such Observer will have the right to be heard at any such Board meeting that such Observer is invited to attend, but in no event shall such Observer: (a) be deemed to be a member of the Board; (b) have the right to vote on any matter under consideration by the Board or otherwise have any power to cause the Company to take, or not to take, any action; or (c) except as expressly set forth in this letter agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders or any duties (fiduciary or otherwise) otherwise applicable to the directors of the Company.
        3. Each 180 Party also hereby agrees that such 180 Party (a) shall safeguard the Confidential Information, (b) use the Confidential Information solely (i) in the case of an Observer, within the scope of such Observer’s role as a non-voting observer on the Board or (ii) in the case of 180, to evaluate 180’s investment in the Company, (c) keep the Confidential Information confidential and protect the Confidential Information by using reasonable care to prevent the unauthorized use, dissemination or publication of the Confidential Information, and (d) will not disclose any of the Confidential Information in any manner whatsoever, except (i) as expressly permitted under this letter agreement, (ii) with the prior written permission of the Company (given either by a majority of the Board or by a duly authorized executive officer of the Company), or (iii) in the event and to the extent required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with competent jurisdiction to order such 180 Party to divulge, disclose or make accessible such information, subject to paragraph 4 below.
        4. If a 180 Party is requested or required by law, regulation or legal process (including requests for information, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such 180 Party will promptly provide the Company with written notice of any such request or requirement so that the Company may seek an appropriate protective order or consider waiving such 180 Party’s compliance with the confidentiality provisions of this letter agreement, and such 180 Party shall, and shall cause his or its representatives to, consult and cooperate fully with the Company in seeking any such remedy. If, failing the entry of a protective order or the receipt of a waiver hereunder, such 180 Party is, in the written opinion of his or its counsel provided to the Company, reasonably satisfactory to the Company, legally compelled to disclose Confidential Information, such 180 Party may disclose only that portion of such information as is legally required; provided, that such 180 Party agrees to use his or its reasonable efforts to obtain assurances that confidential treatment will be accorded such information.
        5. Each 180 Party understands, acknowledges and agrees that the Confidential Information provided will constitute material, nonpublic information regarding the Company. Each 180 Party hereby acknowledges that he or it is aware that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning such issuer or its securities, which may from time to time include the matters which are the subject of this letter agreement, from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Accordingly, each 180 Party acknowledges that purchasing or selling securities of the Company while in possession of material, nonpublic information or communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information is a violation of the federal securities laws and may result in civil liability or criminal prosecution.
        6. All Confidential Information shall be and shall remain the property of the Company. This letter agreement shall not be interpreted or construed as granting any license or other right under any patent, copyright, trademark, trade secret, or other proprietary right. At any time upon the request of the Company, the 180 Parties will promptly deliver to the Company or destroy any and all Confidential Information that has been previously provided to the 180 Parties or prepared by the 180 Parties or their representatives or affiliates, and, upon request, each 180 Party shall certify in writing to the Company that such action has been taken. Notwithstanding anything contained herein to the contrary, the 180 Parties shall not be obligated to return or destroy Confidential Information to the extent otherwise required by law, regulation, legal, regulatory or judicial process, rule or practice governing professionals or any internal compliance policy or procedure relating to the safeguarding or backup storage of data, provided that the 180 Parties will continue to treat any such retained Confidential Information in accordance with this letter agreement and will destroy such retained Confidential Information promptly upon the expiration of such requirements.
        7. Each 180 Party’s obligations under this letter agreement shall expire on the date that is one (1) year after (a) the date on which the Company informs 180 in writing that it may no longer have any representative as an observer to attend meetings of the the Board or (b) the date on which all of the 180 Parties inform the Company in writing that they no longer desire to have any representatives as an observer to attend meetings of the Board.

        The Company reserves the right to assign all of its rights, powers and privileges under this letter agreement, including, without limitation, the right to enforce all of the terms of this letter agreement. This letter agreement may not be assigned by a 180 Party or his or its representatives or affiliates without the prior written consent of the Company, and any assignment without such prior written consent shall be void. Each 180 Party understands and agrees that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

        In case any provision of this letter agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        It is further understood and agreed that any breach of this letter agreement by a 180 Party would result in irreparable harm to the Company, that money damages would not be a sufficient remedy for any such breach of this letter agreement and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.
        The invitation to the Observers to attend meetings of the Board as an Observer may be terminated by the Company in writing at any time with or without notice. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This letter agreement may not be amended except pursuant to a written agreement duly executed by the 180 Parties and the Company. This letter agreement is a complete statement of all of the agreements between the parties hereto with respect to its subject matter and supersedes all previous agreements, discussions, negotiations and understandings between them concerning its subject matter. The protections afforded to the Confidential Information under this letter agreement are in addition to, and not in lieu of, the protections afforded to the same under any applicable trade secrets laws, including the Uniform Trade Secrets Act.
        Please confirm each 180 Party’s agreement with the foregoing by signing and returning to the undersigned a fully executed copy of this letter agreement, whereupon this letter agreement shall become a binding agreement between the 180 Parties and the Company. This letter agreement may be executed by facsimile, pdf sent by email and in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
(Signature page follows)

Very truly yours,

SONIM TECHNOLOGIES, Inc.

              By: /s/ Tom Wilkinson

              Name: Tom Wilkinson

              Title: Chief Executive Officer

Accepted and agreed as of the
date first written above:

180 Degree Capital Corp.

By: /s/ Daniel B. Wolfe

Name:  Daniel B. Wolfe
Title: President

/s/ Daniel B. Wolfe
DANIEL B. WOLFE

/s/ Kevin M. Rendino
KEVIN M. RENDINO